Exhibit 5.1

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

August 11, 2015

Akebia Therapeutics, Inc.

245 First Street, Suite 1100

Cambridge, MA 02142

Re: Registration Statement on Form S-3 (Registration No. 333-203206)

Ladies and Gentlemen:

We have acted as counsel to Akebia Therapeutics, Inc., a Delaware corporation (the “Company”) in connection with the proposed issuance and sale by the Company of up to $50,000,000 in shares (the “Shares”) of its common stock, $0.00001 par value per share, (the “Common Stock”) pursuant to the above-referenced registration statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus and related prospectus supplement relating to the Shares, (together, the “Prospectus Supplement”). The Shares are being sold pursuant to a Controlled Equity Offering Sales Agreement, dated August 11, 2015, by and between the Company and Cantor Fitzgerald & Co., (the “Agreement”) pursuant to which the Company may issue and sell the Shares of the Common Stock of the Company pursuant to the Registration Statement and the Prospectus Supplement.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that when the Shares are issued out of the Company’s duly authorized Common Stock and issued and delivered in accordance with the terms of the Agreement against payment of the consideration set forth therein, on terms approved by the Pricing Committee of the Board of Directors of the Company, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

Akebia Therapeutics, Inc.	- 2 -	August 11, 2015

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP